Exhibit 99.1

FOR IMMEDIATE RELEASE

August 15, 2006	For Further Information Contact
Gregory Schreacke
Chief Financial Officer
(270) 765-2131

FIRST FINANCIAL SERVICE CORPORATION

DECLARES 10% STOCK DIVIDEND

IN ADDITION TO QUARTERLY CASH DIVIDEND

Elizabethtown, Kentucky, August 15, 2006 - First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced a 10% stock dividend on the Company’s common stock.  The stock dividend is payable on September 14, 2006, to shareholders of record at the close of business on August 29, 2006.  Additionally, the Company announced a $0.19 quarterly cash dividend, which is payable on October 1, 2006, to all shareholders of record at the close of business on September 21, 2006.

“We are pleased to celebrate the Company’s success and profitability with our shareholders by paying a 10% stock dividend in addition to our regular quarterly cash dividend,” noted B. Keith Johnson, President and Chief Executive Officer.  “The stock dividend reflects our continued commitment to enhancing the value of our shareholders’ investment in First Financial Service Corporation.  We believe a stock dividend will improve the liquidity of our common stock, without placing capital constraints on our ability to grow.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services  to  its  retail and  commercial  banking  customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

MORE

News Release

First Financial Service Corporation

August 15, 2006

Page Two

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

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